EXHIBIT 99

News Release
For further information contact:
Raphael Gross / Sheryl Freeman of ICR
203-682-8253 / 646-277-1284

Dave & Buster’s Entertainment, Inc. Appoints Patricia H. Mueller to Board of Directors

DALLAS, TX — (Globe Newswire) — April 20, 2015 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or the “Company”), an owner and operator of dining and entertainment venues, today announced that Patricia H. “Trish” Mueller has been appointed to the Company's Board of Directors as an independent director, effective April 20, 2015.

Ms. Mueller is a highly-regarded business leader with over 15 years of extensive marketing, advertising and retail experience at leading organizations. Ms. Mueller has served as Senior Vice President and Chief Marketing Officer of The Home Depot, Inc. since February 2011 and was Vice President, Advertising from September 2009 to February 2011. Ms. Mueller also serves on the board of The Home Depot Foundation.

Prior to her tenure at The Home Depot, Ms. Mueller was Senior Vice President of Marketing and Advertising of The Sports Authority, Inc. from September 2006 to August 2009. Previously, she served as Vice President of Advertising of American Signature, Inc. from September 2004 to August 2006 and held senior roles with Value Vision, Inc./ShopNBC from 1999 to 2004.

“On behalf of Dave and Buster’s, I am pleased to welcome Trish to our board of directors. We believe Trish’s marketing and advertising experience, coupled with her extensive retail expertise, will be invaluable to us as we continue to strengthen our unique guest experience and grow the Dave & Buster’s brand,” said Alan J. Lacy, Chairman and Lead Independent Director.

About Dave & Buster's Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 72 venues in North America that combine dining and entertainment and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada.